Regency Resources Inc.

BINDING LETTER OF INTENT

THIS BINDING LETTER OF INTENT (the “LOI”), is entered into by and,

BETWEEN: Regency Resources, Inc., a Nevada corporation

(“REGENCY”)

AND: Digitally Distributed Acquisition Corp., a Delaware corporation

(“DDAC”)

The Company is a fully reporting publicly traded company with the ticker symbol “RSRS” on the United States over-the-counter (OTCQB) securities market.

The Company wishes to acquire DDAC through a reverse acquisition and believes DDAC to have a valuable products and intellectual property rights related to proprietary software and other means of syndicating and encoding media content as outlined on Schedule A attached hereto (the “Transaction”).

This LOI is intended to create mutual, legally binding obligations on the parties hereto, including those set out in paragraphs 4, 6 through 7 below, and the parties wish to enter into this LOI which states that, upon completion of the conditions as set forth herein and in a formal, definitive agreement, Regency will acquire DDAC.

Each party represents and warrants to the other party that it has the power and authority to enter into this LOI and to consummate the transactions contemplated hereby and that this LOI has been duly authorized and executed by such party and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

1.	The Transaction

1.1           Structure: The proposed Transaction shall be effected by a voluntary share exchange whereby Regency shall acquire all of the shares of capital stock of DDAC from its stockholders in exchange for the issuance of shares of common stock of Regency. Simultaneously, and concurrently, DDAC will acquire all of the assets, tangible and intangible, of Digitally Distributed, LLC, a Delaware limited liability company, including certain intellectual property comprised of a web-based multi-tiered billing infrastructure as part of an integrated media encoding and content delivery platform.

The parties will jointly determine the optimum structure for the Transaction in order to best satisfy tax planning, regulatory and other considerations, including mutually agreed upon performance based milestones.

1.2           Exchange: The number of shares of common stock of Regency that the stockholders of DDAC will receive on the Closing (as defined herein) will be 18,000,000 shares. The shareholders of Regency will retain 28,950,000 shares of common stock.

1.3           Terms and conditions: The definitive agreement pursuant to which the parties will agree to carry out the Transaction (the "Definitive Agreement") will contain provisions that are customary for a transaction of this nature, and will include (but not be limited to) representations and warranties of both DDAC and Regency (and the Regency principal shareholders), including Regency’s status as a reporting issuer with the U.S. Securities and Exchange Commission Exchange (the “SEC”). The closing conditions in favour of both Regency and DDAC will include the following:

Regency Resources Inc.

Digitally Distributed Acquisition Corp.
Letter of Intent
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(a)	receipt of all required regulatory approvals to consummate the Transaction;

(b)	approvals of the boards of directors of DDAC and Regency and stockholders of DDAC as required;

(c)	obtaining all required consents of third parties;

(d)	completion by DDAC of all required audited and unaudited financial statements of DDAC, prepared in accordance with US GAAP and audited by a PCAOB registered audit firm to be engaged by DDAC;

(e)	Regency to have a balance sheet dated as of February 29, 2012 free of all liabilities, including accrued and unpaid salaries, or such liabilities as are going to be paid, in full, upon the Closing;

(f)	Regency shall have not more than 47,950,000 shares of common stock issued and outstanding at closing, consisting of the shares referred to in Section 1.2 above, excluding any shares issuable pursuant to the concurrent financing referred to below;

(g)	DDAC and its accountant having had a reasonable opportunity to review the financial statements (including corporate tax returns, general ledger listings, adjusting entries and opening trial balances) of Regency, and that both DDAC and its accountant are satisfied with the content of such financial statements;

(h)	at or prior to Closing, Martin W. Greenwald to be appointed as the Chief Executive Officer of Regency, and as chairman of the Board of Directors. Regency’s current officers and directors will resign as of the Closing and there will be no other employees or persons contracted to perform services for Regency;

(i)	all representations in the Definitive Agreement being accurate as of the Closing of the Transaction; and

(j)	no adverse material change in the business or financial condition of DDAC or Regency since the execution of the Definitive Agreement, including but not limited to any intellectual property asset of DDAC.

1.4           Financing: Upon execution of this LOI, Regency will commit to providing or facilitating a financing up to an aggregate of $1,000,000 through a Convertible Debenture as follows (the “Financing”):

(a)	$150,000 to DDAC upon execution of this LOI

(b)	$100,000 to DDAC at Closing; and

(c)	No less than $100,000 to DDAC each month after Closing.

The Convertible Debenture shall contain the right to convert into shares of common stock of Regency at a price being the lower of (a) $0.50 per share, or (b) any price offered to other investors within 24 months of Closing.

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Digitally Distributed Acquisition Corp.
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(d)	In addition to the Financing, Regency will on a best efforts basis raise an additional $3,000,000 in convertible debentures with the same terms as the Financing.

1.5          Closing: The closing (“the Closing”) of the Transaction to be completed on a best efforts basis by both parties within the following parameters:

(a)	notice of completion of substantial due diligence by Regency by April 15, 2012;

(b)	execution of Definitive Agreement by April 27, 2012;

(c)	receipt of all required stockholder approvals from DDAC by April 27, 2012; and

(d)	closing of Transaction by May 4, 2012.

Both parties will work diligently during this period but recognize that regulatory and other market delays may require adjustments to this timetable.

1.6          Name Change: Immediately upon execution of this LOI, Regency may change its name to “Digital Development Group, Inc.” or a mutually agreed upon name.

2.	Due Diligence

Once all parties have signed this LOI, the due diligence team of Regency will commence due diligence investigations on DDAC and Digitally Distributed, LLC. DDAC will give Regency and its representatives full access to all of its (and Digitally Distributed, LLC): (i) books, records, business plans, financial and operating data and all other information; (ii) assets and operations; and (iii) personnel. Schedule A attached hereto contains a complete and accurate list of all assets of DDAC and Digitally Distributed, LLC, including but not limited to all intellectual property assets, both current and pending, in regards to patents, trademarks, and licenses. Regency may terminate this LOI at its sole discretion at anytime in the event it is not satisfied with its due diligence investigation.

3.	Definitive Agreement

Upon the satisfactory completion of due diligence by Regency, the parties shall work diligently toward drafting and signing the Definitive Agreement, acting reasonably and in good faith, with a view to executing the Definitive Agreement on or before April 27, 2012.

4.	Standstill

In consideration of the time and effort the Company will incur to pursue this transaction, during the period from the satisfactory completion of due diligence until this LOI is either superseded by the Definitive Agreement or terminated pursuant to Section 2, other than as permitted herein, DDAC agrees that it will:

(a)	not nor will its stockholders nor any person or entity acting on their behalf in any way directly or indirectly (i) solicit, initiate, encourage or facilitate any offer to directly or indirectly purchase DDAC, Digitally Distributed, LLC or any of their assets or equity, (ii) enter into any discussions, negotiations or agreements with any person or entity which provide for such purchase, or (iii) provide to any persons other than Regency or its representatives any information or data related to such purchase or afford access to the properties, books or records of DDAC or Digitally Distributed, LLC to any such persons (if DDAC, Digitally Distributed, LLC, their stockholders or their representatives receive any inquiry or proposal offering to purchase DDAC, Digitally Distributed, LLC, or any part of their assets or equity, DDAC will promptly notify Regency),

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Digitally Distributed Acquisition Corp.
Letter of Intent
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(b)	conduct its and cause Digitally Distributed, LLC to conduct its business only in, and not take any action except in, the usual, ordinary and regular course of business consistent with past practice, and

(c)	not and cause Digitally Distributed, LLC not to pay any dividends, engage in non-arms length transactions with their shareholders, or redeem in excess of 1% of each of their currently outstanding stock.

5.	Transaction Costs

In the event that this Transaction does not close, each of the parties will be responsible for all costs (including, but not limited to, financial advisory, accounting, legal and other professional or consulting fees and expenses) incurred by it in connection with the transactions contemplated hereby. Each party will indemnify and hold the other harmless from any claim for brokers' or finders' fees arising out of the Transactions contemplated hereby by any person claiming to have been engaged by such party.

6.	Publicity

No party hereto will make any disclosure or public announcements of the proposed Transaction, the LOI or the terms thereof without the prior knowledge of the other party, which shall not be unreasonably withheld, or except as required by relevant securities laws. DDAC agrees and acknowledges that Regency and its directors, officers, employees, agents and representatives will disclose business information and information about the proposed Transaction in the course of securing financings for Regency and DDAC and that Regency and its representatives may be required to disclose that information under the continuous disclosure requirements under U.S. securities laws.

7.	Confidentiality Agreements

The parties acknowledge that each party may obtain certain information about the other party, which information is considered confidential and/or proprietary and which has not been otherwise made available to the public, including, without limitation, technical or marketing information, drawings, sketches, models, samples, computer programs, software, financial information, personnel or human resources information, and information related to business strategies, plans or projections, whether or not any of the foregoing is marked confidential, proprietary, private or restricted (the "Confidential Information "). Each party agrees not to (i) use such information for a purpose other than to evaluate the proposed Transaction or (ii) except as required by law, disclose or disseminate the Confidential Information to any third party, except to its legal advisors, accountants and others from whom such party seeks advice with respect to the proposed Transaction. Upon the written request of the other party, each party shall return to the other any Confidential Information and related materials or shall take all reasonable measures to ensure the destruction of such Confidential Information, and shall provide the other party with a written certification signed by an authorized officer that, to the best of his or her knowledge, after due inquiry, such return or destruction has occurred.

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Digitally Distributed Acquisition Corp.
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The parties further acknowledge that Regency is a public company and accordingly, acknowledge the existence of certain responsibilities and obligations under U.S. federal securities laws in the event such parties or their affiliates receive or provide to others material, non-public information concerning Regency, including the possibility of the Transaction contemplated by this LOI or the status of negotiations as to the Transaction contemplated hereby. The parties agree to comply with all such federal securities laws, including prohibitions on trading in the stock of Regency while in possession of such information or providing it to others who may do so.

8.	General

(a)	This LOI will be governed by and construed in accordance with the laws of Nevada. Regency and DDAC submit to the jurisdiction of the courts of Nevada with respect to any matters arising out of this LOI.

(b)	If any term or provision hereof shall be held illegal or invalid, this LOI shall be construed and enforced as if such illegal or invalid term or provision had not been contained herein.

(c)	The delay or failure of a party to enforce at any time any provision of this LOI shall in no way be considered a waiver of any such provision, or any other provision of this LOI. No waiver of, delay or failure to enforce any provision of this LOI shall in any way be considered a continuing waiver or be construed as a subsequent waiver of any such provision, or any other provision of this LOI.

(d)	This letter may be executed in any number of counterparts, each of when executed and delivered (including by way of facsimile) is an original but all of which taken together shall constitute one and the same instrument.

If you are in agreement with the foregoing, please confirm that this letter accurately sets forth your understanding of the terms of the proposed Transaction and the other matters set forth herein, by signing a copy of this letter below and returning it to us prior to 5:00 p.m. (PST) on April 10, 2012, failing which this letter shall be null and void.

We look forward to working together.

Regency Resources, Inc. By /s/

Agreed and confirmed this 10th day of April, 2012.

Regency Resources Inc.

Digitally Distributed Acquisition Corp.
Letter of Intent
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Digitally Distributed Acquisition Corp.

By: /s/

Name: Martin W. Greenwald

Title: CEO

Regency Resources Inc.

Digitally Distributed Acquisition Corp.
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Schedule A